Exhibit 3.5

STATE of DELAWARE

CERTIFICATE of INCORPORATION

•	First: The name of this Corporation is Kennedy-Wilson Properties, Ltd.

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Second: Its Registered Office in the State of Delaware is to be located at 15 East North Street, in the City of Dover, County of Kent, Zip Code 19901. The Registered Agent in charge thereof is Paracorp Incorporated.

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total authorized capital stock of this corporation is 20,000 shares at no par value.

•	Fifth: The name and mailing address of the incorporator is as follows:

Name:	Kent Y. Mouton, Esq. Kulik, Gottesman & Mouton, LLP
Mailing Address:	1880 Century Park East, Suite 1150, Los Angeles, CA 90067

•	Sixth: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under Delaware law.

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Seventh: I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 30th day of June, A.D. 1998.

/s/ Kent Mouton
Kent Y. Mouton, Incorporator

1	STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:00 PM 06/30/1998 981255233 – 2915645